Exhibit 10.72

LAUREATE EDUCATION, INC.

PERFORMANCE SHARE UNITS NOTICE
UNDER THE
LAUREATE EDUCATION, INC.
2013 LONG-TERM INCENTIVE PLAN

Name of Grantee:

This Notice evidences the award of Performance Share Units (each, a “PSU,” and collectively, the “PSUs”) of LAUREATE EDUCATION, INC., a Maryland corporation (“Laureate”), that have been granted to you pursuant to the LAUREATE EDUCATION, INC. 2013 LONG-TERM INCENTIVE PLAN (the “Plan”) and conditioned upon your agreement to the terms of the attached Performance Share Units Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein.  Each PSU is equivalent in value to one share of the Company’s Common Stock and represents the Company’s commitment to issue one share of the Company’s Common Stock at a future date, subject to the terms of the Agreement and the Plan.

Grant Date:  October 25, 2016

Number of PSUs:

Vesting Schedule:  All of the PSUs are nonvested and forfeitable as of the Grant Date.  So long as you remain an Eligible Individual (as defined in the Agreement) continuously from the Grant Date through June 17, 2018 (the “Vesting Date”):

•                         of the PSUs will vest and become nonforfeitable upon (a) the publication of Laureate’s audited financial statements for Fiscal Year 2017 and, (b) the Administrator’s determination that said financial statements, which include financial information for Fiscal Years 2016 and 2017, reflect the achievement of the Equity Value Target for Fiscal Year 2016, and (c) you remaining an Eligible Individual continuously from the Grant Date through the Vesting Date;

•                         of the PSUs will vest and become nonforfeitable upon (a) the publication of Laureate’s audited financial statements for Fiscal Year 2017, (b) the Administrator’s determination that said financial statements reflect the achievement of the Equity Value Target for Fiscal Year 2017, and (c) you remaining an Eligible Individual continuously from the Grant Date through the Vesting Date.

For avoidance of doubt, in the event you cease to be an Eligible Individual subsequent to the Vesting Date but prior to the publication date of Laureate’s audited financial statements for Fiscal Year 2017 and the Administrator determines, upon publication of the said financial statements, that one or more PSU tranches would have vested and become nonforfeitable based on the audited financial statements for said Fiscal Year, that portion of your PSUs that would otherwise have become vested and nonforfeitable had you remained an Eligible Individual through the date of the Administrator’s determination will become vested and nonforfeitable upon such determination.

Qualifying Termination:  If you cease to be an Eligible Individual coincident with or within eighteen (18) months after a Change in Control as a result of an involuntary termination without Cause by your employer (a “Qualifying Termination”), to the extent not already vested or previously forfeited, that portion of your PSUs that would otherwise have become vested and nonforfeitable had the Company achieved the Annual Equity Value Target in the three Fiscal Years (or, if shorter, the remaining Initial Target Years) ending coincident with or immediately subsequent to

1

the effective time of your Qualifying Termination will become vested and nonforfeitable immediately prior to the effective date of your Qualifying Termination and the balance of the unvested portion of the PSUs shall terminate without becoming vested on the date of your Qualifying Termination.

Termination by Death or Permanent Disability:  In the event you cease to be an Eligible Individual by reason of death or Permanent Disability, any portion of the PSUs which would have been eligible, but for the termination of eligibility, to vest if the Annual Equity Value Target for the calendar year during which the termination of eligibility occurred is achieved will remain outstanding until the Administrator determines whether the applicable Annual Equity Value Target has been achieved and will become vested and nonforfeitable if and when the Administrator determines that the applicable Annual Equity Value Target has been achieved and will be forfeited without becoming vested on the date the Administrator determines that the applicable Annual Equity Value Target has not been achieved, and the balance of the unvested portion of the PSUs shall terminate without becoming vested on your service termination date.

Other Termination:  In the event you cease to be an Eligible Individual after the Vesting Date but before the Administrator has determined whether the Annual Equity Value Target for such Fiscal Year has been achieved, and such cessation of service is not the result of your death, Permanent Disability or a Qualifying Termination, any portion of the PSUs which would have been eligible, but for the termination of eligibility, to vest if the Annual Equity Value Target for such Fiscal Year is achieved will remain outstanding until the Administrator determines whether the applicable Annual Equity Value Target has been achieved and will become vested and nonforfeitable if and when the Administrator determines that the applicable Annual Equity Value Target has been achieved and will be forfeited without becoming vested on the date the Administrator determines that the applicable Annual Equity Value Target has not been achieved, and the balance of the unvested portion of the PSUs shall terminate without becoming vested on your service termination date.

LAUREATE EDUCATION, INC.	Date

I acknowledge that I have carefully read the Agreement and the Plan.  I agree to be bound by all of the provisions set forth in those documents.  I acknowledge that I have received a copy of the Executive Incentive Compensation Recoupment Policy under the Laureate Education, Inc. 2013 Long-Term Incentive Plan (as the same may be amended or modified from time to time, the “Recoupment Policy”) and acknowledge and agrees that the terms of the Recoupment Policy shall be applicable to the PSUs, and any Shares issued as a result of the vesting of the PSUs, granted under this Agreement.  I also consent to electronic delivery of all notices or other information with respect to the PSUs or the Company.

Date

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1.                                      Terminology.  Unless otherwise provided in this Agreement or the Notice, capitalized terms used herein are defined in the Glossary at the end of this Agreement and/or the Plan.

2.                                      Vesting.  All of the PSUs are nonvested and forfeitable as of the Grant Date.  So long as you remain an Eligible Individual continuously from the Grant Date through the applicable date upon which vesting is scheduled to occur, the PSUs will become vested and nonforfeitable in accordance with the vesting schedule and related terms and conditions set forth in the Notice.  Except for the circumstances, if any, described in the Notice, none of the PSUs will become vested and nonforfeitable after you cease to be an Eligible Individual.

3.                                      Termination of Employment or Service.  Unless otherwise provided in the Notice, if you cease to be an Eligible Individual for any reason, all PSUs that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically upon such cessation without payment of any consideration therefor and you will have no further right, title or interest in or to such PSUs or the underlying shares of Common Stock.

4.                                      Restrictions on Transfer.  Neither this Agreement nor any of the PSUs may be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and the PSUs shall not be subject to execution, attachment or similar process.  All rights with respect to this Agreement and the PSUs shall be exercisable during your lifetime only by you or your guardian or legal representative.  Notwithstanding the foregoing, the PSUs may be transferred upon your death by last will and testament or under the laws of descent and distribution.

5.                                      Settlement of PSUs.

(a)                                 Manner of Settlement.  You are not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the PSUs.  Laureate will issue to you, in settlement of your PSUs and subject to the provisions of Section 6 below, the number of whole shares of Common Stock that equals the number of whole PSUs that become vested, and such vested PSUs will terminate and cease to be outstanding upon such issuance of the shares.  Upon issuance of such shares, Laureate will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on your behalf electronically to Laureate’s designated stock plan administrator or such other broker-dealer as Laureate may choose at its sole discretion, within reason.

(b)                                 Timing of Settlement.  Your PSUs will be settled by Laureate, via the issuance of Common Stock as described herein, on the date that the PSUs become vested and nonforfeitable.  However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business.  Notwithstanding the foregoing, in the event that (i) you are subject to Laureate’s policy permitting officers and directors to sell shares only during certain “window” periods, in effect from time to time or you are otherwise prohibited from selling shares of Laureate’s Common Stock in the public market and any shares covered by your PSUs are scheduled to be issued on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you, as determined by Laureate in accordance with such policy, or does not occur on a date when you are otherwise permitted to sell shares of Laureate’s Common Stock in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution, then such shares shall not be issued and delivered on such Original Distribution Date and shall instead be issued and delivered on the first business day of the next occurring open “window period” applicable to you pursuant to such policy (regardless of whether you are still providing continuous services at such time) or the next business day when you are not prohibited from selling shares of Laureate’s Common Stock in the open market, but in no event later than the fifteenth day of the third calendar month of the calendar year following the calendar year in which the Original Distribution Date occurs.  In all cases, the issuance and delivery of shares under this Agreement is intended to comply with Treasury Regulation 1.409A-1(b)(4) and shall be construed and administered in such a manner.

6.                                      Tax Withholding.  On or before the time you receive a distribution of the shares subject to your PSUs, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company which arise in connection with your PSUs (the “Withholding Taxes”).  Additionally, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your PSUs by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered under the Agreement to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the PSUs with a Fair Market Value (measured as of the date shares of Common Stock are issued to you pursuant to Section 5) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.  Unless the tax withholding obligations of the Company are satisfied, Laureate shall have no obligation to deliver to you any Common Stock.  In the event Laureate’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

7.                                      Adjustments for Corporate Transactions and Other Events.

(a)                                 Stock Dividend, Stock Split and Reverse Stock Split.  Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of outstanding PSUs shall, without further action of the Administrator, be adjusted to reflect such event; provided, however, that any fractional PSUs resulting from any such adjustment shall be eliminated.  Adjustments under this paragraph will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(b)                                 Merger, Consolidation and Other Events.  If Laureate shall be the surviving or resulting corporation in any merger or consolidation and the Common Stock shall be converted into other securities, the PSUs shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the PSUs would have been entitled.  If the stockholders of Laureate receive by reason of any distribution in total or partial liquidation or pursuant to any merger of Laureate or acquisition of its assets, securities of another entity or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of Laureate’s successor, and this Agreement shall apply to the securities or other property (including cash) to which a holder of the number of shares of Common Stock subject to the PSUs would have been entitled, in the same manner and to the same extent as the PSUs.

8.                                      Non-Guarantee of Employment or Service Relationship.  Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any nonvested and forfeitable PSUs or any other adverse effect on your interests under the Plan.

9.                                      Rights as Stockholder.  You shall not have any of the rights of a stockholder with respect to any shares of Common Stock that may be issued in settlement of the PSUs until such shares of Common Stock have been issued to you.  No adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 10 of the Plan.

10.                               The Company’s Rights.  The existence of the PSUs shall not affect in any way the right or power of Laureate or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.                               Restrictions on Issuance of Shares.  The issuance of shares of Common Stock upon settlement of the PSUs shall be subject to and in compliance with all applicable requirements of federal, state, or foreign law with respect to such securities.  No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  The inability of Laureate to obtain from any regulatory body having jurisdiction the authority, if any, deemed by Laureate’s legal counsel to be necessary to the lawful issuance of any shares subject to the PSUs shall relieve Laureate of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained.  As a condition to the settlement of the PSUs, Laureate may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

12.                               Notices.  All notices and other communications made or given pursuant to this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by Laureate to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to Laureate, or in the case of notices delivered to Laureate by you, addressed to the Administrator, care of Laureate for the attention of its Secretary at its principal executive office or, in either case, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.  Notwithstanding the foregoing, Laureate may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award of PSUs by electronic means or to request your consent to participate in the Plan or accept this award of PSUs by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by Laureate or another third party designated by Laureate.

13.                               Entire Agreement.  This Agreement, together with the relevant Notice and the Plan, contain the entire agreement between the parties with respect to the PSUs granted hereunder.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the PSUs granted hereunder shall be void and ineffective for all purposes.

14.                               Amendment.  This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the PSUs as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

15.                               409A Savings Clause.  This Agreement and the PSUs granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4).  In administering this Agreement, Laureate shall interpret this Agreement in a manner consistent with such exemption.  Notwithstanding the foregoing, if it is determined that the PSUs fail to satisfy the requirements of the short-term deferral rule and are otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code.  Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2).

16.                               No Obligation to Minimize Taxes.  Laureate has no duty or obligation to minimize the tax consequences to you of this award of PSUs and shall not be liable to you for any adverse tax consequences to you arising in connection with this award.  You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing the Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

17.                               Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.  A copy of the Plan is available upon request to the Administrator.

18.                               No Funding.  This Agreement constitutes an unfunded and unsecured promise by Laureate to issue shares of Common Stock in the future in accordance with its terms.  You have the status of a general unsecured creditor of Laureate as a result of receiving the grant of PSUs.

19.                               Effect on Other Employee Benefit Plans.  The value of the PSUs subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company, except as such plan otherwise expressly provides.  Laureate expressly reserves its rights to amend, modify, or terminate any of the Company’s employee benefit plans.

20.                               Governing Law.  The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions.  As a condition of this

Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include Baltimore, Maryland, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district which includes Baltimore, Maryland or any state court in the district which includes Baltimore, Maryland.  You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.

21.                               Resolution of Disputes.  Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby.  You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator.  You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

22.                               Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

23.                               Electronic Delivery of Documents.  By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the PSUs, and any reports of the Company provided generally to Laureate’s stockholders; (ii) acknowledge that you may receive from Laureate a paper copy of any documents delivered electronically at no cost to you by contacting Laureate by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying Laureate of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

24.                               No Future Entitlement.  By your signing the Notice, you acknowledge and agree that:  (i) the grant of a Performance Share Unit award is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Share Units, or compensation in lieu of Performance Share Units, even if Performance Share Units have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants and the terms thereof will be at the sole discretion of the Committee; (iii) the value of the Performance Share Units is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of the Performance Share Units is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of the Performance Share Units ceases when you cease to be an Eligible Individual, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of the Performance Share Units; and (vii) no claim or entitlement to compensation or damages arises if the Performance Share Units decrease or do not increase in value and you irrevocably release the Company from any such claim that does arise.

25.                               Personal Data.  For purposes of the implementation, administration and management of the Performance Share Units or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving Laureate (a “Corporate Transaction”), you consent, by execution of the Notice, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction.  You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the Performance Share Units or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s).  You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country.  You understand that data will be held only as long as is necessary to implement, administer and manage the Performance Share Units or effect a Corporate Transaction.  You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Laureate’s Secretary.  You understand, however, that refusing or withdrawing your consent may affect your ability to accept a Performance Share Unit award.

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GLOSSARY

(a)                                 “Administrator” means the Board of Directors of Laureate Education, Inc. or such committee or committees appointed by the Board to administer the Plan.

(b)                                 “Agreement” means this document, as amended from time to time, together with the Plan which is incorporated herein by reference.

(c)                                  “Cause” means “Cause” as such term may be defined in any employment agreement in effect at the time of termination of employment between the Grantee and Laureate or any of its Subsidiaries, or, if there is no such employment agreement or such term is not defined therein, “Cause” shall mean (i) gross negligence or willful malfeasance by the Grantee in connection with the performance of his duties with respect to the Company, (ii) conviction of, or pleading guilty or nolo contendere to any felony, (iii) theft, embezzlement, fraud or other similar conduct by the Grantee in connection with the performance of his or her duties with the Company, or (iv) a willful and material breach of any other applicable agreements with the Company including, without limitation, engaging in any action in breach of any applicable restrictive covenants.

(d)                                 “Change in Control” means the first of the following to occur: (i) a Change in Ownership of Laureate or Wengen, or (ii) a Change in the Ownership of Assets of Laureate, as described herein and construed in accordance with Code section 409A.

(i)                                     A “Change in Ownership of Laureate or Wengen” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, in a single transaction or a series of related transactions, ownership of:

(A)                               the capital stock of Laureate that, together with the stock held by such Person or Group, constitutes more than 50% of the total voting power of the capital stock of Laureate.  However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50% of the total voting power of the capital stock of Laureate, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Laureate or to cause a Change in Effective Control of Laureate (as described below).  An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Laureate acquires its stock in exchange for property will be treated as an acquisition of stock; or

(B)                               partnership interests of Wengen that, together with the partnership interests held by such Person or Group, constitutes more than 50% of the partnership interests of Wengen.  However, if any one Person is, or Persons Acting as a Group are, considered under the Wengen Limited Partnership Agreement, as the same is in effect from time to time, to own two percent (2%) or more of the partnership interests of Wengen on the effective date of this Plan, the acquisition of additional partnership interests by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Laureate or Wengen.

(ii)                                  A “Change in the Ownership of Assets of Laureate” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from Laureate that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of Laureate immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of Laureate, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change in Control:

(A)                               A Person means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than (1) employee benefit plans sponsored or maintained by Laureate and by entities controlled by Laureate, (2) Wengen or entities controlled by Wengen, or (3) an underwriter of the capital stock of Laureate in a registered public offering.

(B)                               Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.  Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C)                               A Change in Control shall not include a transfer of assets to a related person as described in Code section 409A or a public offering of capital stock of Laureate.

(D)                               For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership.  Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option).  For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance promulgated thereunder.

(f)                                   “Common Stock” means the common stock, US$.001 par value per share, of Laureate Education, Inc.

(g)                                  “Company” means Laureate and its Subsidiaries.

(h)                                 “Eligible Individual” shall mean (i) an officer or employee of, and other individual, including a non-employee director, who is a natural person providing bona fide services to or for, Laureate or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Laureate’s securities.

(i)                                     “Equity Value” shall have the meaning set forth on Schedule A attached hereto.

(j)                                    “Equity Value Target” means, in each applicable Fiscal Year:

If, in this Fiscal Year:	The Company achieves this Equity Value Target:
2016	$4,895,827,000
2017	$5,736,061,127

(k)                                 “Fair Market Value” has the meaning set forth in the Plan.  The Plan generally defines Fair Market Value to mean the closing price per share of Common Stock on the relevant date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, the last preceding Business Day on which a sale was reported. If the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, then Fair Market Value is the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the Common Stock conducted by a nationally recognized appraisal firm selected by the Administrator.

(l)                                     “Fiscal Year” means the twelve-month period ending December 31 of any given calendar year.

(m)                             “Grant Date” means the effective date of a grant of PSUs made to you as set forth in the relevant Notice.

(n)                                 “Notice” means the statement, letter or other written notification provided to you by the Company setting forth the terms of a grant of PSUs made to you.

(o)                                 “Plan” means the Laureate Education, Inc. 2013 Long-Term Incentive Plan, as amended from time to time.

(p)                                 “PSU” means the Company’s commitment to issue one share of Common Stock at a future date, subject to the terms of the Agreement and the Plan.

(q)                                 “Subsidiary” shall mean any corporation or other entity in an unbroken chain of corporations or other entities beginning with Laureate if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity.

(r)                                    “You” or “Your” means the recipient of the PSUs as reflected on the applicable Notice.  Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the PSUs may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

Schedule A

“EQUITY VALUE” for any Fiscal Year means the product of (A) Pro Rata Adjusted EBITDA for that fiscal year multiplied by (B) 10 minus Pro Rata Net Debt for that fiscal year, all calculated on an Fx Neutral basis, all fairly and appropriately adjusted for Additional Adjustments.

“Adjusted EBITDA” for any fiscal year will mean the Operating Income, as stated on the audited Consolidated Statement of Income of Laureate Education, Inc. and Subsidiaries (collectively “Laureate” or “the Company” or “LEI”), PLUS/(MINUS) (to the extent included in Operating Income):

1.              depreciation and amortization expenses;

2.              share-based compensation expenses, as defined by ASC 718;

3.              impairment costs as recognized on the Company’s financial statements for tangible or intangible assets to the extent described in the financial statements;

4.              transaction expenses in connection with financings, including fees and costs related to the issuance or modification of any indebtedness;

5.              (gains)/charges, net of insurance proceeds, resulting from a Force majeure event in any of the Company’s operating regions;

6.              charges, expenses and VAT relating to tax efficient repatriation strategies;

7.              (gains)/losses on the disposition of Company’s assets (excluding (gains)/losses on dispositions of furniture and equipment in the ordinary course of business), investments, operations that qualify as businesses under ASC 805, and/or entities as defined under ASC 810;

8.              all expenses related to any public or private offering of the Company’s shares that are not netted with the offering proceeds and have not been capitalized;

9.              costs related to the restructuring or reduction in force (as defined in ASC 420 or ASC 712), to the extent described in the financial statements;

10.       (gains)/expenses related to the establishment or changes in contingent liabilities and indemnification assets or contingent liabilities where there is an unrecorded indemnification asset booked in connection with the acquisition of business but only if attributable to a period prior to the acquisition of a business; and

11.       (gains)/expenses for a litigation case, net of insurance proceeds or indemnification, if applicable, if the (gains)/expenses are in excess of $5 million.

12.       Adjusted EBITDA (as defined above to the extent such items are disclosed in the financial statements of the affiliate) for any affiliate (including THINK Education Group, LLC and any affiliate acquired after December 31, 2012) accounted for as an equity method investment.

“Pro Rata Adjusted EBITDA” shall mean Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests as of the last day of that fiscal year AND THEN fairly and appropriately adjusted for Additional Adjustments.  Any affiliates accounted for as equity method investment shall be pro rata adjusted to capture appropriately the economic share of Laureate’s investment.  This adjustment shall be calculated on an Fx Neutral basis if such information is available from the affiliate’s financial statements or, to the extent unavailable, the adjustment shall be calculated in USD.

“Pro Rata Debt” for any fiscal year will include only the below list of debt elements, as derived from the audited Balance Sheet for Laureate Education, Inc. and Consolidated Subsidiaries at the last day of such fiscal year.  The Pro Rata Debt balance shall be appropriately adjusted to exclude amounts in each such element attributable to noncontrolling interests.

1.              short-term and long-term debt;

2.              due to shareholders of acquired companies (long-term and current portion); and

3.              deferred compensation obligations for the share-based deferred compensation arrangement (for Laureate’s CEO and former Board member) as defined in the Consolidated financial statements.

“Pro Rata Net Debt” for any fiscal year will mean Pro Rata Debt (as defined herein):

MINUS (except to the extent attributable to noncontrolling interests):

1.              Cash and cash equivalent and Restricted cash, all as shown on the audited Balance Sheet for Laureate Education, Inc. and Consolidated Subsidiaries at the last day of the fiscal year;

2.              cumulative dividends or cash distributions on shares paid since December 31, 2012 to any class of shareholders, including minority shareholders; and

3.              cumulative net cash paid since December 31, 2012 for cross currency derivatives entered into by the Company (including carry and final settlement).

PLUS (except to the extent attributable to noncontrolling interests):

1.              the amount of capital contributions (either cash or in-kind), by any class of shareholders, since December 31, 2012; provided, however, that any in-kind contributions shall be accounted for at fair market value, and any cash proceeds from any Laureate equity offering shall be valued net of fees; and

2.              cumulative net cash received since December 31, 2012 for cross currency derivatives entered into by the Company (including carry and final settlement).

Pro Rata Net Debt shall also be adjusted to take into account Laureate’s economic share of the net debt positions of affiliates accounted for as equity method investments (including THINK Education Group, LLC and any affiliate acquired after December 31, 2012), similar to the pro rata net debt definition stated above; provided, however, that “net debt” of such affiliates shall be defined as short-term and long-term debt as reported on their financial statements less Cash and cash equivalents and Restricted Cash only.  This adjustment shall be calculated on an Fx Neutral basis if such information is available from the affiliate’s financial statements or, to the extent unavailable, the adjustment shall be calculated in USD.

“Additional Adjustments” shall mean:

1.              implications from the expropriation or deconsolidation of Company assets or a Company business required by or resulting from the actions of any government or government agency; with the Pro Rata Adjusted EBITDA from any such business during the LTM prior to expropriation, multiplied by an earnings growth rate of 1.08 compounded annually from the date of expropriation or deconsolidation, added to that fiscal year’s Pro Rata Adjusted EBITDA;

2.              changes in US GAAP, or the application thereof, subsequent to the issuance of the Company’s 2012 audited financial statements, promulgated by accounting standard setters or changes in local laws and regulations; and

3.              pro-forma adjustments, as disclosed in the presentation pursuant to which any acquired business(s) is approved, to include a full annual period of Pro Rata Adjusted EBITDA of that business(s) during that fiscal year.

“Fx Neutral” shall mean the application of the Foreign Exchange Spot Rates, as defined below, to the audited financial statements of Laureate Education, Inc. and Consolidated Subsidiaries for each fiscal year for which an Equity Value is calculated. These rates will be used to adjust both the Balance Sheet and Income Statement items in the Equity Value calculation.

“Foreign Exchange Spot Rates” shall equal the foreign exchange spot rates used to translate the audited Balance Sheet of Laureate Education, Inc. and Consolidated Subsidiaries at December 31, 2012.

{End of Agreement}